                                 EXHIBIT 10.20


                             TIME SHARING AGREEMENT


         This Time Sharing Agreement ("Agreement") is entered on August 25, 1997, by and between Norcorp, Inc., a Delaware corporation ("Norcorp"), and Frank P. Krasovec ("Krasovec").

                                    Recitals:

         Norcorp is the registered owner of an undivided 12.5% interest in that certain Cessna Citation V Ultra aircraft bearing manufacturer's serial number 560-0382 and United States Registration Number N382QS (the "Aircraft").

         Norcorp has engaged the services of Executive Jet Aviation, Inc., a Delaware corporation ("EJA"), to manage the Aircraft on behalf of Norcorp and the owners of the remaining interests in the Aircraft (the "Additional Interest Owners") pursuant to a management agreement (the "Management Agreement") between Norcorp and EJA dated November 7, 1996. Executive Jet Services, Inc., a Delaware corporation and an affiliate of EJA ("EJS"), has agreed to administer an interchange arrangement (the "Program") among Norcorp, the Additional Interest Owners and owners of other aircraft pursuant to the terms of a master interchange agreement (the "Master Interchange Agreement"). Norcorp has furnished to Krasovec true and complete copies of the Management Agreement, the Master Interchange Agreement, the Purchase Agreement between Norcorp and Executive Jet Sales, Inc. regarding the purchase by Norcorp of its interest in the Aircraft (the "Purchase Agreement") and an Owners Agreement among Norcorp and the Additional Interest Owners regarding ownership, management, use, operation and maintenance of the Aircraft (the "Owners Agreement") (the Management Agreement, the Master Interchange Agreement, the Purchase Agreement and the Owners Agreement are referred to collectively as the "Program Documents"). Unless the context requires otherwise, capitalized terms defined in the Program Documents are used herein with the meanings as defined in the Program Documents.

         Krasovec is the Chairman, President and Chief Executive Officer of Norwood Promotional Products, Inc. ("NPPI"), the parent of Norcorp, and as such will use the Aircraft and Program Aircraft within the scope of and incidental to the business of NPPI, Norcorp and their respective subsidiaries. Krasovec may also use the Aircraft or Program Aircraft from time to time for business or personal use not related or incidental to the business of NPPI, Norcorp and their subsidiaries.

         Norcorp and Krasovec desire to enter into this Agreement to provide for the use by Krasovec of the Aircraft and Program Aircraft and their flight crews for business or personal use not related to or incidental to the business of NPPI, Norcorp and their subsidiaries on a time sharing basis as defined in
Section 91.501(c)(1) of the Federal Aviation Regulations, as amended ("FAR").

         Therefore, in consideration of the premises, Norcorp and Krasovec, desiring to be legally bound, hereby agree as follows:

         1. Norcorp agrees to make the Aircraft or Program Aircraft and qualified flight crew available to Krasovec on a time sharing basis upon the terms and subject to the conditions of this Agreement and in accordance with FAR section 91.501(c)(1) for specific flights conducted under this Agreement for the account of Krasovec during the term of this Agreement.

         2. For each flight conducted under this Agreement for the account of Krasovec, Krasovec shall pay Norcorp the actual expenses of such flight as authorized by FAR section 91.501(d). These expenses include:

             (a)      Fuel, oil, lubricants and other additives.
             (b) Travel expenses of the crew, including food, lodging and ground transportation. (c) Hangar and tie down costs away from the Aircraft's base of operation.
             (d)      Insurance obtained for the specific flight.
             (e)      Landing fees, airport taxes and similar assessments.
             (f) Customs, foreign permit, and similar fees directly related to the flight.
             (g)      Passenger ground transportation.
             (h)      In-flight food and beverages.
             (i)      Flight planning and weather contract services.
             (j) An additional charge equal to 100% of the expenses listed in subparagraph (a) of this paragraph.

For purposes of this Agreement, the permanent base of operation of the Aircraft or Program Aircraft shall be as determined from time to time pursuant to the Program Documents.

         3. Norcorp shall pay expenses related to the operation of the Aircraft or Program Aircraft when incurred as provided in the Program Documents, and shall invoice Krasovec for the expenses enumerated in paragraph 2 for each specific flight conducted under this Agreement for the account of Krasovec on the last day of the month in which such flight occurs. Krasovec shall pay Norcorp for said expenses within 45 days of receipt of the invoice therefor.

         4. Krasovec shall provide Norcorp with requests for flight time and proposed flight schedules as far in advance as possible, and in any case, at least 48 hours in advance of Krasovec's planned departure. Requests for flight time shall be in a form, whether oral or written, mutually acceptable to the parties and consistent with the terms of the Program Documents. In addition to proposed schedules and flight times, Krasovec shall provide at least the following information for each proposed flight prior to scheduled departure as required by Norcorp or the flight crew of the Aircraft or Program Aircraft or pursuant to the Program Documents:

             (a)       proposed departure point;
             (b)       destination;
             (c)       date and time of flight;
             (d)       the number of anticipated passengers, and their names;
             (e) the nature and extent of luggage and/or cargo to be carried;
             (f)       the date and time of a return flight, if any; and
             (g) any other information concerning the proposed flight that may be pertinent or required by Norcorp or the flight crew.

Norcorp shall have final authority over the scheduling of the Aircraft and the Program Aircraft. Norcorp will use reasonable efforts to accommodate Krasovec's needs and to avoid conflicts in scheduling, but Norcorp shall not incur any liability whatsoever for its failure, refusal or delay in scheduling or furnishing Aircraft or Program Aircraft to Krasovec pursuant to this Agreement.

         5. As between Norcorp and Krasovec, Norcorp shall be solely responsible for securing maintenance, preventive maintenance and inspections of the Aircraft or Program Aircraft, and shall take such requirements into account in scheduling the Aircraft or Program Aircraft. No maintenance, preventive maintenance or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft or Program Aircraft, unless such maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations and within the sole discretion of the pilot in command of the Aircraft or the Program Aircraft.

         6. Aircraft or Program Aircraft will be furnished with a qualified flight crew in accordance with the Program Documents. In accordance with the FAR, the Aircraft or Program Aircraft flight crew will exercise all of its duties and responsibilities in regard to the safety of each flight conducted under this Agreement. The pilot in command shall have final and complete authority regarding the operation of the Aircraft or Program Aircraft, including, without limitation, the authority to cancel, delay, postpone or terminate any flight or to take any other action which, in his sole discretion, is necessitated by considerations of safety. No action of the pilot in command shall give rise to or support any claim by Krasovec or any other person for loss, injury, damage, delay or liability.

         7. Pursuant to the Management Agreement, EJA has arranged for and obtained aircraft hull insurance and liability insurance naming EJA, Norcorp and the Additional Interest Owners as named insureds and loss payees. Copies of such policies and certificates of insurance have been provided to Krasovec. Norcorp will use reasonable efforts to obtain such additional insurance coverage as Krasovec may reasonably request, provided, that the cost of such additional insurance shall be borne by Krasovec as set forth in paragraph 2(d) hereof.

         8.  Krasovec represents and warrants that:

                  (a) he will use the Aircraft or Program Aircraft under this Agreement for and on account of his own business or personal use only, and will not use the

                       Aircraft or Program Aircraft for the purposes of providing transportation of passengers or cargo in air commerce for compensation or hire;

                  (b) he shall refrain from incurring any mechanics' or other lien in connection with inspection, preventative maintenance, maintenance or storage of the Aircraft or Program Aircraft, nor shall he take or permit any action to convey, mortgage, assign, lease or in any way alienate the Aircraft or Program Aircraft or that would create or result in the imposition of any lien or security interest involving the Aircraft;

                  (c) during the term of this Agreement and during all flights conducted under this Agreement for the account of Krasovec, he will abide by and conform to all such laws, governmental and airport orders, rules and regulations as shall from time to time be in effect relating to any way to the operation and use of the Aircraft or Program Aircraft by a time sharing lessee; and

                  (d) he has received copies of the Program Documents and is familiar with their terms, and during all flights conducted under this Agreement for the account of Krasovec, he will abide by and comply with the provisions of the Program Documents.

         9. Notwithstanding any provision of this Agreement to the contrary, the ownership, scheduling, use, operation and maintenance of the Aircraft and the Program Aircraft shall be governed by the Program Documents and such policies and procedures as may from time to time be established by Norcorp, the Additional Interest Owners, EJA or EJS thereunder. Krasovec acknowledges and agrees that Norcorp has only those rights to schedule, use and operate the Aircraft and the Program Aircraft as are set forth in the Program Documents and that this Agreement shall not be construed to impose on Norcorp any obligation to provide the Aircraft or Program Aircraft for use by Krasovec if such use is prohibited or would be inconsistent with or result in a breach of or default by Norcorp under any term or provision of the Program Documents. In case of any conflict between any provision of this Agreement and any provision of the Program Documents, the Program Documents shall prevail.

         10. Neither this Agreement nor any party's interest herein shall be assignable to any other person without the prior written consent of the other party. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, representatives and successors.

         11. The term of this Agreement shall commence effective as of 12:00 a.m., Central Time, on November 7, 1996 and continue until the earliest to occur of:

             (a)  11:59 p.m., Central Time, on August 29, 1998;

             (b) the termination or expiration of the Management Agreement, the Master Interchange Agreement or any other Program Document;

             (c)  the death of Krasovec;

             (d) the resignation, removal or other termination of Krasovec's position as Chairman, President and Chief Executive Officer of NPPI; or

             (e)  the written agreement of Norcorp and Krasovec.

         12. All notices or other communications to be given under or by reason of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by facsimile transmission or overnight delivery service or 72 hours after having been mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient at the address indicated below (or to such other address of which the parties may have given written notice):

             If to Norcorp to Norcorp, Inc., 9311 San Pedro, Suite 900, San Antonio, Texas 78216 (fax: (210) 341-2399).

             If to Krasovec to Frank P. Krasovec, 106 E. Sixth Street, Suite 300, Austin, Texas 78701 (fax: (512) 476-5680).

         13. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

         14. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed effective as of the day and year first above written.


                                      * * *

         TRUTH IN LEASING STATEMENT UNDER SECTION 91.23 OF THE FEDERAL AVIATION REGULATIONS.

             (a) Norcorp, Inc. (Owner) hereby certifies that the Aircraft has been inspected and maintained within the 12-month period preceding the date of this Agreement in accordance with the provisions of FAR part 91, and all applicable requirements for the maintenance and inspection thereunder have been met.

             (b) Norcorp, Inc. (Owner) agrees, certifies and knowingly acknowledges that when the Aircraft is operated under this Agreement, Owner shall be known as, considered, and shall in fact be the operator of the Aircraft.

             (c) The parties understand that an explanation of factors and pertinent federal aviation regulations bearing on operational control can be obtained from the nearest FAA flight standards district office. KRASOVEC (LESSEE) FURTHER CERTIFIES THAT HE WILL SEND A TRUE COPY OF THIS EXECUTED AGREEMENT TO: FLIGHT STANDARDS TECHNICAL DIVISION, P. O. BOX 25724, OKLAHOMA CITY, OKLAHOMA 73125, WITHIN 24 HOURS OF ITS EXECUTION, AS PROVIDED by FAR 91.23(c)(1).

                                  NORCORP (OWNER):

                                  Norcorp, Inc.


                                  By:
                                        ----------------------------
                                        J. Max Waits
                                        Secretary and Treasurer



                                  KRASOVEC (LESSEE):

                                  /s/ FRANK P. KRASOVEC
                                  ----------------------------------
                                  Frank P. Krasovec


A COPY OF THIS AGREEMENT MUST BE CARRIED IN THE AIRCRAFT OR PROGRAM AIRCRAFT WHILE BEING OPERATED HEREUNDER.